Exhibit 99.1

Columbia Sportswear Company Reports Record Fourth Quarter and Full Year 2021 Financial Results;
Provides Full Year 2022 Financial Outlook; Board Approves 15 Percent Dividend Increase

Fourth Quarter 2021 Highlights
•Net sales increased 23 percent to a record $1,129.7 million, compared to fourth quarter 2020.
•Operating income increased 71 percent to a record $211.6 million, or 18.7 percent of net sales, compared to fourth quarter 2020 operating income of $123.7 million, or 13.5 percent of net sales.
•Diluted earnings per share increased 66 percent to a record $2.39, compared to $1.44 in fourth quarter 2020.
•Exited the quarter with $894.5 million in cash and short-term investments and no borrowings.
•On January 28, 2022, the Board of Directors approved a 15 percent increase to the quarterly dividend to $0.30 per share.

Full Year 2021 Highlights
•Net sales increased 25 percent to a record $3,126.4 million, compared to 2020.
•Operating income increased 229 percent to a record $450.5 million, or 14.4 percent of net sales, compared to 2020 operating income of $137.0 million, or 5.5 percent of net sales.
•Diluted earnings per share increased 229 percent to a record $5.33, compared to 2020 diluted earnings per share of $1.62.
•Net sales increased 3 percent and diluted earnings per share increased 10 percent, compared to pre-pandemic 2019 levels.
•The Company repurchased $165.9 million of common stock during the year.

Full Year 2022 Financial Outlook

The following forward-looking statements reflect our expectations as of February 3, 2022 and are subject to significant risks and business uncertainties, including those factors described under “Forward-Looking Statements” below. Additional disclosures and financial outlook details can be found in the Full Year 2022 Financial Outlook section below and the CFO Commentary and Financial Review presentation.
•Net sales of $3.63 to $3.69 billion representing net sales growth of 16 to 18 percent compared to 2021.
•Operating income of $472 to $498 million, representing operating margin of 13.0 to 13.5 percent.
•Diluted earnings per share of $5.50 to $5.80.

PORTLAND, Ore. - February 3, 2022 - Columbia Sportswear Company (NASDAQ: COLM, the "Company"), a leading innovator in outdoor, active and everyday lifestyle apparel, footwear, accessories and equipment products, today announced fourth quarter 2021 financial results for the period ended December 31, 2021.

Chairman, President and Chief Executive Officer Tim Boyle commented, "Fourth quarter and full year financial results were exceptional. Record financial performance reflects the strength of our brands and the tremendous efforts and resilience of our employees globally. In the quarter, robust consumer demand led to results that far exceeded our financial outlook driven by DTC outperformance and a highly favorable full price selling environment, which benefited gross margin. Throughout the season, our Fall 2021 sell-through rates have been outstanding, including the successful global launch of Omni-Heat Infinity.

"As we begin 2022, we are acutely focused on unlocking the growth opportunities we see across the business while mitigating supply chain and inflationary pressures. Our powerful brand portfolio is well positioned to connect active people with their passions and capitalize on the popularity of outdoor activities. Our 2022 outlook calls for 16 to 18 percent net sales growth, on top of 25 percent growth in 2021.

“I am confident we have the right strategies in place to drive profitable growth, and we are committed to investing in our strategic priorities to:

•drive brand awareness and sales growth through increased, focused demand creation investments;
•enhance consumer experience and digital capabilities in all our channels and geographies;
•expand and improve global direct-to-consumer operations with supporting processes and systems; and
•invest in our people and optimize our organization across our portfolio of brands."

CFO's Commentary and Financial Review Presentation Available Online

For a detailed review of the Company's fourth quarter 2021 financial results, please refer to the CFO Commentary and Financial Review presentation furnished to the Securities and Exchange Commission (the "SEC") on a Current Report on Form 8-K and published on the Investor Relations section of the Company's website at http://investor.columbia.com/results.cfm at approximately 4:15 p.m. ET today. Analysts and investors are encouraged to review this commentary prior to participating in our conference call.

COVID-19 and Supply Chain Updates

The Company's top priority throughout this pandemic remains to protect the health and safety of our employees, their families, our customers and our communities. While there were isolated temporary store closures resulting from local regulations or safety concerns, the majority of the Company's owned stores remained open throughout fourth quarter 2021. Overall brick & mortar store traffic trends remain below pre-pandemic levels.

Supply chain constraints continue to impact operations, resulting in delayed receipt and delivery of products for our Fall 2021 and Spring 2022 seasons. Demand for ocean vessels and containers continues to far outstrip available capacity, resulting in significant year-over-year increases in ocean freight costs. Please refer to the CFO Commentary and Financial Review presentation for a detailed review of COVID-19 pandemic and Supply Chain related issues and our responses.
Fourth Quarter 2021 Financial Results

(All comparisons are between fourth quarter 2021 and fourth quarter 2020, unless otherwise noted.)

Net sales increased 23 percent to $1,129.7 million from $915.6 million for the comparable period in 2020. The increase in net sales primarily reflects strong consumer demand, which fueled direct-to-consumer ("DTC") growth and higher Fall 2021 wholesale shipments, as we anniversary prior year pandemic disruptions.

Gross margin expanded 160 basis points to 52.2 percent of net sales from 50.6 percent of net sales for the comparable period in 2020. Gross margin expansion was primarily driven by lower DTC promotional levels, strong retail sell-through performance resulting in higher wholesale product margins, and favorable channel sales mix, partially offset by higher inbound freight costs and year-over-year changes in inventory provision activity.

SG&A expenses increased 12 percent to $384.0 million, or 34.0 percent of net sales, from $343.3 million, or 37.5 percent of net sales, for the comparable period in 2020. The increase in SG&A expenses primarily reflects expenses to support the growth of the business including higher global retail, demand creation, incentive compensation and personnel expenses, partially offset by lower retail impairments and store closure charges compared to fourth quarter 2020, and the non-recurrence of a prAna trademark impairment.

Operating income increased 71 percent to $211.6 million, or 18.7 percent of net sales, compared to operating income of $123.7 million, or 13.5 percent of net sales, for the comparable period in 2020.

Income tax expense of $54.9 million resulted in an effective income tax rate of 25.9 percent, compared to a $27.5 million expense, or an effective tax rate of 22.3 percent, for the comparable period in 2020.

Net income increased 64 percent to $157.0 million, or $2.39 per diluted share, compared to net income of $95.8 million, or $1.44 per diluted share, for the comparable period in 2020.

Full Year 2021 Financial Results
(All comparisons are between full year 2021 and full year 2020, unless otherwise noted.)

Net sales increased 25 percent to $3,126.4 million from $2,501.6 million for the comparable period in 2020.

Gross margin expanded 270 basis points to 51.6 percent of net sales from 48.9 percent of net sales for the comparable period in 2020.

SG&A expenses increased 7 percent to $1,180.3 million, or 37.8 percent of net sales, compared to $1,098.9 million, or 43.9 percent of net sales, for the same period in 2020.

Operating income increased 229 percent to $450.5 million, or 14.4 percent of net sales, compared to operating income of $137.0 million, or 5.5 percent of net sales, for the comparable period in 2020.

Income tax expense of $97.4 million resulted in an effective income tax rate of 21.6 percent, compared to a $31.5 million expense, or an effective tax rate of 22.6 percent, for the comparable period in 2020.

Net income increased 228 percent to $354.1 million, or $5.33 per diluted share, compared to net income of $108.0 million, or $1.62 per diluted share, for the comparable period in 2020.

Balance Sheet as of December 31, 2021

Cash, cash equivalents and short-term investments totaled $894.5 million, compared to $791.9 million as of December 31, 2020.

The Company had no borrowings as of December 31, 2021 or 2020.

Inventories increased 16 percent to $645.4 million, compared to $556.5 million as of December 31, 2020. Inventory at quarter-end primarily consisted of current and future season product. Aged inventories represent a manageable portion of our total inventory mix.

Cash Flow for the Twelve Months Ended December 31, 2021

Net cash flow provided by operating activities was $354.4 million, compared to $276.1 million for the same period in 2020.

Capital expenditures totaled $34.7 million, compared to $28.8 million for the same period in 2020.

Share Repurchases for the Twelve Months Ended December 31, 2021

The Company repurchased 1,655,407 shares of common stock for an aggregate of $165.9 million, at an average price per share of $100.23.

At December 31, 2021, $316.3 million remained available under our current stock repurchase authorization, which does not obligate the Company to acquire any specific number of shares or to acquire shares over any specified period of time.

Quarterly Cash Dividend

At its board meeting on January 28, 2022, the Board of Directors approved a 15 percent increase to the quarterly cash dividend to $0.30 per share, payable on March 21, 2022 to shareholders of record on March 11, 2022.

Full Year 2022 Financial Outlook

(Additional financial outlook details can be found in the CFO Commentary and Financial Review presentation.)

The Company's 2022 Financial Outlook is forward-looking in nature, and the following forward-looking statements reflect our expectations as of February 3, 2022 and are subject to significant risks and business uncertainties, including those factors described under “Forward-Looking Statements” below. These risks and uncertainties limit our ability to accurately forecast results. This outlook reflects our estimates as of February 3, 2022 regarding the impact on our operations of the COVID-19 pandemic; economic conditions, including inflationary pressures; supply chain disruptions, constraints and expenses; labor shortages; changes in consumer behavior and confidence; as well as geopolitical tensions. However, it is not possible to determine the ultimate impact on future operations, or whether other currently unanticipated direct or indirect consequences of the pandemic or the supply chain are reasonably likely to materially affect our operations. This outlook and commentary assumes no meaningful deterioration of current supply chain conditions, market conditions or the ongoing pandemic. Projections are predicated on normal seasonal weather globally.

Net sales are expected to increase 16 to 18 percent to $3.63 to $3.69 billion from $3.13 billion in 2021.

Gross margin is expected to contract approximately 160 basis points to approximately 50 percent of net sales from 51.6 percent of net sales in 2021.

SG&A expenses are expected to increase at a slightly slower rate than net sales growth. SG&A expense as a percent of net sales is expected to be 37.2 to 37.5 percent, compared to SG&A expenses as a percent of net sales of 37.8 percent in 2021. Demand creation as a percent of net sales is anticipated to be 6.0 percent in 2022, compared to 5.9 percent in 2021.

Operating income is expected to be $472 to $498 million, resulting in operating margin of 13.0 to 13.5 percent, compared to operating margin of 14.4 percent in 2021.

Effective income tax rate is expected to be approximately 24.0 to 24.5 percent. The effective income tax rate may be affected by unanticipated impacts from changes in international, federal or state tax policies, changes in the Company's geographic mix of pre-tax income, other discrete events, as well as differences from our estimate of the tax benefits associated with employee equity awards and our estimate of the tax impact of various tax initiatives.

Net income is expected to be $359 to $379 million, resulting in diluted earnings per share of $5.50 to $5.80.

Foreign Currency

Foreign currency is expected to have essentially no impact on earnings as favorable net sales growth of 120 basis points due to foreign currency translation impacts are anticipated to be offset by translation of cost of goods sold and SG&A expenses as well as negative foreign currency transactional effects from hedging of production.

Balance Sheet and Cash Flows

Operating cash flow is expected to be at least $170 million.

Capital expenditures are planned to be between $80 to $100 million.

First Half 2022 Financial Commentary

•Net sales growth of high-teens to low-20 percent, compared to first half 2021.
•Gross margin is anticipated to contract over 300 basis points compared to first half 2021.
•SG&A expenses are anticipated to grow slower than net sales growth, resulting in modest SG&A leverage.
•Diluted earnings per share of $0.90 to $1.10.

Conference Call

The Company will hold its fourth quarter 2021 conference call at 5:00 p.m. ET today. Dial (877) 407-9205 to participate. The call will also be webcast live on the Investor Relations section of the Company's website at http://investor.columbia.com.

First Quarter 2021 Reporting Date

Columbia Sportswear Company plans to report first quarter 2022 financial results on Thursday, April 28, 2022 at approximately 4:00 p.m. ET.

Supplemental Financial Information

Since Columbia Sportswear Company is a global company, the comparability of its operating results reported in United States dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the United States dollar. To supplement financial information reported in accordance with GAAP, the Company discloses constant-currency net sales information, which is a non-GAAP financial measure, to provide a framework to assess how the business performed excluding the effects of changes in the exchange rates used to translate net sales generated in foreign currencies into United States dollars. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into United States dollars at the average exchange rates that were in effect during the comparable period of the prior year. Management believes that this non-GAAP financial measure reflects an additional and useful way of viewing an aspect of our operations that, when viewed in conjunction with our GAAP results, provides a more comprehensive understanding of our business and operations. In particular, investors may find the non-GAAP financial measure useful by reviewing our net sales results without the volatility in foreign currency exchange rates. This non-GAAP financial measure also facilitates management's internal comparisons to our historical net sales results and comparisons to competitors' net sales results.

The non-GAAP financial measures should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The Company provides a reconciliation of non-GAAP measures to the most directly comparable financial measure calculated in accordance with GAAP. See the "Reconciliation of GAAP to Non-GAAP Financial Measures" table included herein. The non-GAAP financial measures presented may not be comparable to similarly titled measures reported by other companies.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the Company’s expectations, anticipations or beliefs about full year 2022 net sales, gross margin, SG&A expense, demand creation spend, operating income, effective income tax rate, net income, diluted earnings per share, foreign currency translation, cash flows, and capital expenditures, and first half 2022 net sales, gross margin, SG&A expense and diluted earnings per share. Forward-looking statements often use words such as "will," "anticipate," "estimate," "expect," "should," "may" and other words and terms of similar meaning or reference future dates. The Company's expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors," and those that have been or may be described in other reports filed by the Company, including reports on Form 8-K. Potential risks and uncertainties include those relating to the impact of the COVID-19 pandemic on our operations; economic conditions, including inflationary pressures; supply chain disruptions, constraints and expenses; labor shortages; changes in consumer behavior and confidence; as well as geopolitical tensions. The Company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the Company to predict or assess the effects of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

About Columbia Sportswear Company

Columbia Sportswear Company connects active people with their passions through its portfolio of well-known brands, making it a global leader in outdoor, active and everyday lifestyle apparel, footwear, accessories, and equipment products. Founded in 1938 in Portland, Oregon, the Company's brands are sold in approximately 90 countries. In addition to the Columbia® brand, Columbia Sportswear Company also owns the Mountain Hard Wear®, SOREL® and prAna® brands. To learn more, please visit the Company's websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, and www.prana.com.

Contact:
Andrew Burns, CFA
Vice President of Investor Relations and Strategic Planning
Columbia Sportswear Company
(503) 985-4112
aburns@columbia.com

- Financial tables follow -

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,
(in thousands)	2021	2020
ASSETS
Current Assets:
Cash and cash equivalents	$763,404	$790,725
Short-term investments	131,145	1,224
Accounts receivable, net	487,803	452,945
Inventories, net	645,379	556,530
Prepaid expenses and other current assets	86,306	54,197
Total current assets	2,114,037	1,855,621
Property, plant, and equipment, net	291,088	309,792
Operating lease right-of-use assets	330,928	339,244
Intangible assets, net	101,908	103,558
Goodwill	68,594	68,594
Deferred income taxes	92,121	96,126
Other non-current assets	68,452	63,636
Total assets	$3,067,128	$2,836,571
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$283,349	$206,697
Accrued liabilities	316,485	257,278
Operating lease liabilities	67,429	65,466
Income taxes payable	13,127	23,181
Total current liabilities	680,390	552,622
Non-current operating lease liabilities	317,666	353,181
Income taxes payable	44,541	49,922
Deferred income taxes	—	5,205
Other long-term liabilities	35,279	42,870
Total liabilities	1,077,876	1,003,800
Shareholders' equity	1,989,252	1,832,771
Total liabilities and shareholders' equity	$3,067,128	$2,836,571

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands, except per share amounts)	2021	2020	2021	2020
Net sales	$1,129,720	$915,623	$3,126,402	$2,501,554
Cost of sales	539,544	452,586	1,513,947	1,277,665
Gross profit	590,176	463,037	1,612,455	1,223,889
Gross margin	52.2%	50.6%	51.6%	48.9%

Selling, general and administrative expenses	384,047	343,284	1,180,323	1,098,948
Net licensing income	5,439	3,940	18,372	12,108
Operating income	211,568	123,693	450,504	137,049
Interest income (expense), net	308	(293)	1,380	435
Other non-operating income (expense), net	24	(169)	(373)	2,039
Income before income tax	211,900	123,231	451,511	139,523
Income tax expense	(54,939)	(27,475)	(97,403)	(31,510)
Net income	$156,961	$95,756	$354,108	$108,013

Earnings per share:
Basic	$2.41	$1.45	$5.37	$1.63
Diluted	$2.39	$1.44	$5.33	$1.62
Weighted average shares outstanding:
Basic	65,229	66,225	65,942	66,376
Diluted	65,617	66,642	66,415	66,772

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended December 31,
(in thousands)	2021	2020
Cash flows from operating activities:
Net income	$354,108	$108,013
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and non-cash lease expense	115,571	146,601
Provision for uncollectible accounts receivable	(10,758)	19,156
Loss on disposal or impairment of intangible assets, property, plant and equipment, and right-of-use assets	1,233	31,342
Deferred income taxes	(9,798)	(11,263)
Stock-based compensation	19,126	17,778
Changes in operating assets and liabilities:
Accounts receivable	(31,622)	22,885
Inventories, net	(100,261)	64,884
Prepaid expenses and other current assets	(24,858)	33,712
Other assets	1,231	(21,224)
Accounts payable	75,513	(49,275)
Accrued liabilities	66,457	(52,115)
Income taxes payable	(15,248)	9,082
Operating lease assets and liabilities	(85,176)	(52,112)
Other liabilities	(1,112)	8,613
Net cash provided by operating activities	354,406	276,077
Cash flows from investing activities:
Purchases of short-term investments	(130,191)	(35,044)
Sales and maturities of short-term investments	1,184	36,631
Capital expenditures	(34,744)	(28,758)
Net cash used in investing activities	(163,751)	(27,171)
Cash flows from financing activities:
Proceeds from credit facilities	38,334	402,422
Repayments on credit facilities	(38,156)	(403,146)
Payment of line of credit issuance fees	—	(3,278)
Proceeds from issuance of common stock related to stock-based compensation	28,783	6,919
Tax payments related to stock-based compensation	(5,812)	(4,533)
Repurchase of common stock	(165,415)	(132,889)
Cash dividends paid	(68,623)	(17,195)
Net cash used in financing activities	(210,889)	(151,700)
Net effect of exchange rate changes on cash	(7,087)	7,510
Net increase (decrease) in cash and cash equivalents	(27,321)	104,716
Cash and cash equivalents, beginning of period	790,725	686,009
Cash and cash equivalents, end of period	$763,404	$790,725
Supplemental disclosures of cash flow information:
Cash paid during the year for income taxes	$129,483	$14,687
Supplemental disclosures of non-cash investing and financing activities:
Property, plant and equipment acquired through increase in liabilities	$5,853	$3,831

COLUMBIA SPORTSWEAR COMPANY
Reconciliation of GAAP to Non-GAAP Financial Measures
Net Sales Growth - Constant-currency Basis
(Unaudited)

	Three Months Ended December 31,
	Reported Net Sales	Adjust for Foreign Currency	Constant-currency Net Sales	Reported Net Sales	Reported Net Sales	Constant-currency Net Sales
(In millions, except percentage changes)	2021	Translation	2021(1)	2020	% Change	% Change(1)
Geographical Net Sales:
United States	$762.1	$—	$762.1	$599.1	27%	27%
Latin America and Asia Pacific	172.8	4.4	177.2	163.6	6%	8%
Europe, Middle East and Africa	113.6	0.6	114.2	85.6	33%	33%
Canada	81.2	(4.1)	77.1	67.4	20%	14%
Total	$1,129.7	$0.9	$1,130.6	$915.7	23%	23%

Brand Net Sales:
Columbia	$894.2	$1.4	$895.6	$699.7	28%	28%
SOREL	163.4	(0.6)	162.8	150.0	9%	9%
prAna	34.3	—	34.3	36.9	(7)%	(7)%
Mountain Hardwear	37.8	0.1	37.9	29.1	30%	30%
Total	$1,129.7	$0.9	$1,130.6	$915.7	23%	23%

Product Category Net Sales:
Apparel, Accessories and Equipment	$846.1	$0.7	$846.8	$661.4	28%	28%
Footwear	283.6	0.2	283.8	254.3	12%	12%
Total	$1,129.7	$0.9	$1,130.6	$915.7	23%	23%

Channel Net Sales:
Wholesale	$504.5	$(0.3)	$504.2	$446.0	13%	13%
DTC	625.2	1.2	626.4	469.7	33%	33%
Total	$1,129.7	$0.9	$1,130.6	$915.7	23%	23%
(1) Constant-currency net sales information is a non-GAAP financial measure that excludes the effect of changes in foreign currency exchange rates against the United States dollar between comparable reporting periods. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into United States dollars at the average exchange rates that were in effect during the comparable period of the prior year.

COLUMBIA SPORTSWEAR COMPANY
Reconciliation of GAAP to Non-GAAP Financial Measures
Net Sales Growth - Constant-currency Basis
(Unaudited)

	Twelve Months Ended December 31,
	Reported Net Sales	Adjust for Foreign Currency	Constant-currency Net Sales	Reported Net Sales	Reported Net Sales	Constant-currency Net Sales
(In millions, except percentage changes)	2021	Translation	2021(1)	2020	% Change	% Change(1)
Geographical Net Sales:
United States	$2,060.3	$—	$2,060.3	$1,603.8	28%	28%
Latin America and Asia Pacific	465.5	(7.5)	458.0	424.5	10%	8%
Europe, Middle East and Africa	382.1	(9.0)	373.1	298.9	28%	25%
Canada	218.5	(12.8)	205.7	174.4	25%	18%
Total	$3,126.4	$(29.3)	$3,097.1	$2,501.6	25%	24%

Brand Net Sales:
Columbia	$2,557.4	$(26.4)	$2,531.0	$1,996.9	28%	27%
SOREL	320.9	(2.4)	318.5	293.5	9%	9%
prAna	141.9	—	141.9	131.6	8%	8%
Mountain Hardwear	106.2	(0.5)	105.7	79.6	33%	33%
Total	$3,126.4	$(29.3)	$3,097.1	$2,501.6	25%	24%

Product Category Net Sales:
Apparel, Accessories and Equipment	$2,389.2	$(20.3)	$2,368.9	$1,867.6	28%	27%
Footwear	737.2	(9.0)	728.2	634.0	16%	15%
Total	$3,126.4	$(29.3)	$3,097.1	$2,501.6	25%	24%

Channel Net Sales:
Wholesale	$1,660.4	$(19.5)	$1,640.9	$1,403.3	18%	17%
DTC	1,466.0	(9.8)	1,456.2	1,098.3	33%	33%
Total	$3,126.4	$(29.3)	$3,097.1	$2,501.6	25%	24%
(1) Constant-currency net sales information is a non-GAAP financial measure that excludes the effect of changes in foreign currency exchange rates against the United States dollar between comparable reporting periods. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into United States dollars at the average exchange rates that were in effect during the comparable period of the prior year.